EXHIBIT 35.1

SERVICER COMPLIANCE STATEMENT

I, Anne A. Hahn, Controller & Vice President – Finance and Accounting of Baltimore Gas and Electric Company (the “Servicer”), certify that:

1.     A review of the Servicer’s activities during the reporting period covered by this Report on Form 10-K and of its performance under that certain Rate Stabilization Property Servicing Agreement dated as of June 29, 2007 between RSB BondCo LLC, as Issuer, and the Servicer (the “Servicing Agreement”) has been made under my supervision.

2.     To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Servicing Agreement in all material respects throughout the reporting period.

Date: March 26, 2008

/s/ Anne A. Hahn
Anne A. Hahn
Controller & Vice President – Finance and Accounting